                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                  Apogee, Inc.
             (Exact name of registrant as specified in its charter)

               Delaware                                 13-3605119
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

           1018 West Ninth Avenue, King of Prussia, Pennsylvania 19406
           (Address of principal executive offices)          (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:


         Title of each class             Name of each exchange on which
         to be so registered             each class is to be registered
           Common Stock,                 American Stock Exchange, Inc.
           $.01 par value

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None

                                      None
                                (Title of class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         Description of Capital Stock

         The Company's authorized capital stock consists of 20,000,000 shares of common stock, $.01 par value (the "Common Stock"), and 1,000,000 shares of preferred stock, $.01 par value (the "Preferred Stock"), issuable in series. Each holder of record of Common Stock is entitled to one vote for each outstanding share of Common Stock owned by such holder, is not entitled to cumulate his votes for the election of directors and does not have preemptive rights. All shares of Common Stock have equal rights and, subject to the rights of the holders of the Preferred Stock, are entitled to receive ratably such dividends, if any, as the Board of Directors may declare from time to time out of funds legally available therefor. Upon liquidation of the Company, after payment or provision for payment of all of the Company's debts and obligations and liquidation payments to holders of outstanding shares of the Preferred Stock, the holders of the Common Stock will share ratably in the net assets, if any, available for distribution to holders of Common Stock upon liquidation.

         As of June 30, 1997, the Company has no issued and outstanding shares of Preferred Stock. The Company's Board of Directors may without further action by the Company's stockholders, from time to time, direct the issuance of shares of Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. The rights of any such series may include voting and conversion rights which would adversely affect the voting power of the holders of Common Stock. Satisfaction of any dividend preferences of outstanding Preferred Stock would reduce the amount of funds available, if any, for the payment of dividends on Common Stock. Also, the holders of Preferred Stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of the Common Stock. The Company does not presently intend to issue any series of Preferred Stock.

         The overall effect of the ability of the Company's Board of Directors to issue the Preferred Stock may be to render more difficult the accomplishment of mergers or other takeover or change in control attempts. To the extent that this ability has this effect, removal of the Company's incumbent Board of Directors and management may be rendered more difficult. Further, this may have an adverse impact on the ability of stockholders of the Company to participate in a tender or exchange offer for the Common Stock and in so doing diminish the market value of the Common Stock. The Company is not aware of any proposed takeover attempt or any proposed attempt to acquire a large block of Common Stock.

ITEM 2. EXHIBITS.

List below all exhibits filed as a part of the registration statement:

The following exhibits have been or will be filed with the American Stock Exchange, Inc. as part of the Company's Listing Application:

         1.       Annual Report on SEC Form 10-K for the year ended December 31,
                  1996;

         2.       Annual Report to Shareholders for the year ended December 31,
                  1996;

         3. Quarterly Report on SEC Form 10-Q for the quarter ended March 31, 1997;

         4.       Proxy Statement dated May 12, 1997;

         5.       The Company's Certificate of Incorporation;

         6.       The Company's By-Laws; and

         7.       Form of Common Stock Certificate.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

(Registrant)      Apogee, Inc.
            --------------------------------------------------------------------
Date              July 7, 1997
     ---------------------------------------------------------------------------
By                /s/ ALAN N. VINICK
   -----------------------------------------------------------------------------
                      Alan N. Vinick
                      Senior Vice President
                      and Chief Financial Officer

   *Print the name and title of the signing officer under his signature.



                                        2
                                                               2 SEC 1922 (6/93)